EXHIBIT 10.5


                         Executive Employment Agreement


         This Executive Employment Agreement (this "Agreement") is made as of the ___ day of July, 2000 by and between Speedcom Wireless International Corporation, a Florida corporation (the "Company") and Bruce Sanguinetti, a natural person, ("Mr. Sanguinetti").

         WHEREAS, Mr. Sanguinetti has served as a director of the Company since 1999;

         WHEREAS, the Company wishes to employ Mr. Sanguinetti as its President and as its President and CEO of its to be formed licensed wireless division;

         WHERAS, the Company and Mr. Sanguinetti wish to set forth the terms of Mr. Sanguinetti's employment and certain additional agreements between Mr. Sanguinetti and the Company,

         NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1.       Employment Period

         The Company will employ Mr. Sanguinetti, and Mr. Sanguinetti will serve the Company, under the terms of this Agreement for an initial term of three years commencing as of September 1, 2000 (the "Commencement Date"). On the third anniversary of the Commencement Date and on each anniversary date thereafter, the term of this Agreement shall automatically be extended for an additional period of twelve months; provided, however, that either party hereto may elect not to so extend this Agreement by giving written notice to the other party at least 60 days prior to such anniversary date. Notwithstanding the foregoing, Mr. Sanguinetti's employment hereunder may be earlier terminated, subject to Section 5 hereof. The period of time between the commencement and the termination of Mr. Sanguinetti's employment hereunder shall be referred to herein as the "Employment Period."

2.       Duties and Status

         The Company hereby engages Mr. Sanguinetti as its President and a member of the Company's Executive Committee on the terms and conditions set forth in this Agreement. In addition, Mr. Sanguinetti will remain a member of the company's board of directors during the employment period, under the terms of the separate agreement, dated October 1st, 1999. During the Employment Period, Mr. Sanguinetti shall report to the Board of Directors of the Company and exercise such authority, perform such executive duties and functions, and discharge such responsibilities as are reasonably associated with Mr. Sanguinetti's position, commensurate with the authority vested in Mr. Sanguinetti pursuant to this Agreement and consistent with the governing documents of the Company (which will be provided under separate cover). These duties include, but may not be limited to, (i) helping set and implement the strategic vision of the Holding Company and/or the various operating companies and/or divisions, (ii) managing the day to day business of the licensed wireless division of the Company, (iii) identifying acquisition targets, suppliers and potential joint venture for the Company and (iv) such other functions as are set out on
         Schedule 1 attached hereto. Mr. Sanguinetti shall work with the Company's Directors to determine what additional responsibilities Mr. Sanguinetti shall perform, commensurate with Mr. Sanguinetti's position as the President of the Company.

         During the Employment Period, Mr. Sanguinetti shall devote substantially all of his business time (minimum of 5 days per week), skill and efforts to the business of the Company. Notwithstanding the preceding sentence, Mr. Sanguinetti may make and manage personal business investments of his choice and serve on up to three other corporations (not counting the Company or any affiliates of the Company) of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining the approval of the Board of Directors, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.

3.       Compensation and Benefits

         (a) Salary. During the Employment Period, the Company shall pay to Mr. Sanguinetti, as compensation for the performance of his duties and obligations under this Agreement, a base salary of US $180,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review each year for possible increase by the Board of Directors in its sole discretion, but shall in no event be decreased from its then existing level during the Employment Period.

         (b) Annual Bonus. During the Employment Period, Mr. Sanguinetti shall have the opportunity to earn an annual bonus in accordance with existing and/or future Company annual bonus program(s) for senior executives. The terms of any such bonus program shall be as set forth and as determined in the sole discretion of the Board of Directors, as determined by corporate policy. Mr. Sanguinetti is not guaranteed a bonus in any particular year. In the event that the Company has not instituted an annual bonus program, Mr. Sanguinetti may still earn a bonus at the discretion of the independent Board of Directors of the Company.

         (c) Equity. (i) As partial consideration for entering into this Agreement, the Company hereby grants to Mr. Sanguinetti the right and option to purchase, on the terms and conditions hereinafter set forth, an aggregate 210,000 shares of the Company's common stock. The purchase price (strike price) shall be $4.00 per share. The option granted to Mr. Sanguinetti hereunder, is in addition to that stock option for the purchase of 90,000 shares of stock granted to Mr. Sanguinetti at a price of $3.00 per share, pursuant to that agreement dated October 1, 1999. On September 1, 2000, Mr. Sanguinetti shall have the vested right to purchase from the Company 5845 of the 210,000 aggregate number of shares. From and after October 1, 2000, and during each of the 35 months thereafter, Mr. Sanguinetti shall have the vested right to purchase each month 5833 of the 210,000 aggregate number of shares. The purchase shall be made upon delivery to the Company of a notice of exercise accompanied by payment of the option price. Promptly upon receipt of such notice and payment, the Company will deliver to Mr. Sanguinetti stock certificate(s) representing the number of shares purchased in accordance with the foregoing, duly registered in the name of Mr. Sanguinetti and, at Mr. Sanguinetti's election, his spouse. The failure to exercise an option with respect to any shares of the Company's common stock for which the right has accrued shall not result in the termination of the option with respect to such shares of stock; rather, the same shall cumulate and be eligible for exercise for a period of 5 years from the date of vesting. 50% of the unvested options shall vest immediately , due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than 33 % of the size (measured by market value) of the Company, in which case no early vesting shall occur).

              (ii) If the Company proposes to sell or permit the transfer of stock amounting in the aggregate to 50% or more of the outstanding capitalization of the Company, then Mr. Sanguinetti shall have the right to require the proposed purchaser to purchase from him the shares of stock underlying any of the vested Stock Options. Such sale by Mr. Sanguinetti shall be at the same price and on the same terms and conditions of the sale of stock triggering Mr. Sanguinetti's right of sale. The Company shall cause Mr. Sanguinetti to be actually notified of any proposed sale of stock and the terms and conditions of such proposed sale covered by this
              Section 5(c)(ii) not less than 30 days prior to the date of consummation of the sale.


              (iii) If the Company proposes to file a registration statement with the U.S. Securities and Exchange Commission, or comparable non-U.S. regulatory authority, relating to the offer or sale of stock of the Company to the public, the Company shall cover under such registration statement, for the benefit of Mr. Sanguinetti, the sale by Mr. Sanguinetti of the stock of the Company underlying the Stock Options, and shall take such other actions as are necessary or





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


              desirable for the stock of the Company underlying the Stock Options to be freely salable by Mr. Sanguinetti (subject to any restrictions imposed by the underwriters of such stock offering).

              (iv) In addition to the Stock Options, Mr. Sanguinetti shall be entitled to receive additional awards under any other stock option or equity based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which senior executives are eligible. The level of Mr. Sanguinetti's participation in any such plan or arrangement shall be in the sole discretion of the Company's Board of Directors.

          (c) Other Benefits. During the Employment Period, Mr. Sanguinetti shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period, including but not limited to; company paid medical insurance, dental insurance, life insurance, etc., which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Mr. Sanguinetti shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company, including, but not limited to, 15 days of vacation pay per year plus 3 sick plus 1 personal day, to be used in accordance with the Company's vacation pay policy for senior executives. Also, Mr. Sanguinetti will be entitled to participate in the company's paid holiday schedule, currently seven paid holidays per year, but may change slightly from year to year.

         (d) Business Expenses. During the Employment Period, the Company shall promptly reimburse Mr. Sanguinetti for all appropriately documented, reasonable business expenses, including but not limited to air travel, hotel accommodations, personal meals, airport parking and transportation, taxi and rental car, entertainment, business use of personal car (currently $.32 per mile), etc., incurred by Mr. Sanguinetti in the performance of his duties under this Agreement.

         (g) Support Services. The Company shall provide to Mr. Sanguinetti an office, appropriate for his position with the Company, and secretarial, technical (engineering) (to the extent available on reasonable terms), and other business services at his office in San Diego In addition, the company shall provide for suitable office space in the corporate headquarter facility to be used by Mr. Sanguinetti when working at the headquarter facility. Additionally, Mr. Sanguinetti shall have the use of a company provided wireless telephone for business use on the ATT plan, or other comparable plan from a major wireless carrier, with 1000 minutes usage per month including long distance costs.

4.       Termination of Employment

         (a) Termination for Cause. The Company may terminate Mr. Sanguinetti's employment hereunder for cause. For purposes of this Agreement and subject to Mr. Sanguinetti's opportunity to cure as provided in Section 4(c) hereof, the Company shall have "cause" to terminate Mr. Sanguinetti's employment hereunder if such termination shall be the result of:

              (i) willful fraud or material dishonesty in connection with Mr. Sanguinetti's performance hereunder;
              (ii) the deliberate or intentional failure by Mr. Sanguinetti to substantially perform his duties hereunder that results in material harm to the Company; or
              (iii) the conviction for, or plea of nolo contendere to a charge of, commission of a felony.

         (b) Termination for Good Reason. Mr. Sanguinetti shall have the right at any time to terminate his employment with the Company for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, Mr. Sanguinetti shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:





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


              (i) a material diminution during the Employment Period in the Executive's duties, responsibilities, reporting relationship or title as set forth in Section 2 hereof;
              (ii) a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof; (iii) a material breach by the Company of any of the terms of this Agreement, other than as specifically provided herein; or (iv) notice by the Company of non-renewal of the Agreement pursuant to
                    Section 1 hereof.

         (c) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate Mr. Sanguinetti's employment for "cause" and Mr. Sanguinetti's right to terminate his employment for "good reason" that (1) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of thirty days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within thirty days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed thirty days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

         (d) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Mr. Sanguinetti. The Employment Period may be terminated by the Board of Directors if Mr. Sanguinetti shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably expected to last for a period of either (1) six or more consecutive months from the first date of Mr. Sanguinetti's absence due to the disability or (2) nine months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of Permanent and Total Disability of Mr. Sanguinetti, the Company shall give 30 days' advance written notice to that effect to Mr. Sanguinetti.

5.       Consequences of Termination.

         (a) Without Cause or for Good Reason. In the event of a termination of Mr. Sanguinetti's employment during the Employment Period by the Company other than for "cause" (as provided for in Section 4(a) hereof), by Mr. Sanguinetti for "good reason" (as provided for in
              Section 4(b) hereof) or due to death or disability (as provided for in Section 4(d) hereof) the Company shall pay Mr. Sanguinetti (or his estate) and provide him with the following:

              (i) Lump-Sum Payment. A lump-sum cash payment, payable within 30 days after Mr. Sanguinetti's termination of employment, equal to the sum of the following:

                    (A) Salary. The equivalent of twelve months (the "Severance Period") of Mr. Sanguinetti's then-current base salary; plus

                    (B) Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Sanguinetti's final date of employment with the Company, and any previously earned but unpaid bonus amounts for any completed fiscal year prior to the date of Mr. Sanguinetti's termination of employment.

              (ii) Equity. Mr. Sanguinetti shall have 12 months from the date of a termination of his employment that is subject to this
                    Section 5 to exercise any stock options granted to him during the Employment Period. All unvested stock options shall vest upon a termination without cause, for good reason or due to death or disability.

              (iii) Other Benefits.  The Company shall provide continued
                    coverage for the Severance Period under all health, life, disability and similar employee benefit plans and





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


                    programs of the Company on the same basis as Mr. Sanguinetti was entitled to participate immediately prior to such termination, provided that Mr. Sanguinetti's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Sanguinetti's participation in any such plan or program is barred, the Company shall arrange to provide Mr. Sanguinetti with benefits substantially similar (including all tax effects) to those which Mr. Sanguinetti would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Sanguinetti is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(iii).

         (b) Other Termination of Employment. In the event that Mr. Sanguinetti's employment with the Company is terminated during the Employment Period by the Company for "cause" (as provided for in Section 4(a) hereof) or by Mr. Sanguinetti other than for "good reason" (as provided for in Section 4(b) hereof), the Company shall pay Mr. Sanguinetti any earned but unpaid salary and annual bonus amounts for any completed fiscal year prior to the date of Mr. Sanguinetti's termination of employment, but only to the extent such amounts are payable in accordance with the terms of any such bonus plan, through Mr. Sanguinetti's final date of employment with the Company, and the Company shall have no further obligations to Mr. Sanguinetti.

         (c) Withholding of Taxes. All payments required to be made by the Company to Mr. Sanguinetti under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

         (d) No Other Obligations. The benefits payable to Mr. Sanguinetti under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination Mr. Sanguinetti will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by the foregoing and this Section 5, the Company shall have no further obligations to Mr. Sanguinetti upon his termination of employment.

         (e) No Mitigation or Offset. Mr. Sanguinetti shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(iii).

6.       Change in Control Agreement.

         (a) Termination Protection. In the event of the termination of Mr. Sanguinetti's employment without "cause" (as provided for in Section 4(a) hereof) or for "good reason" (as provided for in
              Section 7(c) hereof) following a change in control, Mr. Sanguinetti shall be entitled to receive the payments and benefits set forth in Section 5(a)(i) through (iii) above.

         (b) For purposes of this Agreement, a "change in control" shall be deemed to have occurred if and when:

              (i) individuals who at the date hereof constitute the entire Board of Directors of the Company (the "Board") and any new directors whose election by the Board, or whose nomination for election by the Company's stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board;






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              (ii)  any person (as such term is used in Sections 13(d) and
                    14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person);

              (iii) there shall be consummated any corporate transaction, including a consolidation or merger, of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Company's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock; or

              (iv) there shall be consummated any sale, lease, exchange or transfer (in any single transaction or series of related transactions) of all or substantially all of the assets or business of the Company.


7.       Indemnity and Insurance.

         The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, indemnify Mr. Sanguinetti and hold him harmless for any acts or decisions made by him while performing his duties pursuant to this Agreement, unless such acts or decisions are made in bad faith or are intentionally harmful to the welfare of the Company. The Company shall also, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, indemnify Mr. Sanguinetti and hold him harmless from any legal fees or expenses incurred by Mr. Sanguinetti arising out of his good faith service as an officer or agent of the Company.

         The Company shall provide that Mr. Sanguinetti is covered by any Directors' and Officers' insurance that the Company provides to other senior executives.

8.       Notice.

         All notices, requests and other communications pursuant to this Agreement shall be sent by e-mail:

         If to Mr. Sanguinetti:     b.sanguine@home.com

         If to the Company:         jwright@speedlan.com

9.       Waiver of Breach.

         Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Mr. Sanguinetti or of the Company.

10.      Non-assignment; Successors.

         Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this





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         Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Sanguinetti to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

11.      Severability.

         To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.      Noncompetition; Nonsolicitation

         Mr. Sanguinetti agrees that for a period of six months after the termination of his employment with the Company (the "Noncompetition Period"), unless Mr. Sanguinetti is terminated without "cause" or he terminates for "good reason" (in which case Mr. Sanguinetti shall not be subject to this section 13), Mr. Sanguinetti will not act as a consultant, officer or employee of a company engaged in manufacturing, servicing or selling wireless telecommunications products to commercial entities (a "Competing Activity"). Mr. Sanguinetti also agrees during the Noncompetition Period and for one year thereafter, if any, not to solicit or recruit any employees of the Company to join any other company or engage in a Competing Activity or to solicit or recruit a substantial number of employees to work with any company with whom Mr. Sanguinetti is associated if the departure of the solicited or recruited employees from the Company would materially harm the Company. MR. SANGUINETTI EXPRESSLY AGREES THAT THIS SECTION SHALL BE GOVERNED BY FLORIDA LAW AND THAT HIS OPTION VESTING SHALL BE RENDERED NULL AND VOID TO THE EXTENT THAT HE COMPETES WITH THE COMPANY DURING THE NONCOMPETITION PERIOD. MR. SANGUINETTI AGREES TO INDEMNIFY THE COMPANY FOR ANY DAMAGE IT INCURS DUE TO MR. SANGUINETTI'S COMPETITION WITH THE COMPANY DURING THE NONCOMPETITION PERIOD.

14.      Entire Agreement.

         This Agreement constitutes the entire agreement by the Company and Mr. Sanguinetti with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Sanguinetti and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Mr. Sanguinetti and the Company.

15. Should any legal or equitable action be taken by either party arising out of or relating to the rights and duties under this agreement, or to enforce or interpret the terms of this agreement, the prevailing party in such action shall be entitled to an award of reasonable attorneys fees and costs of suit, in addition to any other relief to which such party may be entitled.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of July ____, 2000.


Bruce Sanguinetti                    Speedcom Wireless International Corporation

______________________               By_________________________________________

                                     Its:_______________________________________





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                                   Schedule 1

a. Assist in targeting and closing on Strategic Accounts including ISPs, VARs/Systems Integrators, CLECs, mass distributors

b. Public relations: editor contact, assist in placing articles, case studies and the like.

c. Investor relations: Work with and assist IR firm, contact industry analysts and other financial community professionals to promote the company

d.       Hiring:   Strategic personnel including, technical, VP Sales,
         strategic/major account sales in US and International markets

e. Business development: Work with Jay , Mike and Patrick to identify acquisition candidates for complementary technologies, business and strategic relationships that can rapidly grow the business

f. Strategic planning: Assist in setting direction on vision, and identify market opportunities to grow the company

g. Develop Installguys.com management, help build strategic relationships to provide services with industry manufacturers

h. Technology and development: Assist with building strategic relationships to license, acquire or build the next generation of leading products for wireless IP interconnect

h. Primarily oversee and/or manage west coast technology and/or company acquisitions.






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